UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 4, 2014

COLONY FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-34456	27-0419483
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2450 Broadway, 6th Floor Santa Monica, CA		90404
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (310) 282-8820

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On November 4, 2014, Colony Financial, Inc. (the “Company”) and the parent company of its manager, Colony Capital, LLC (the “Colony Capital”), announced that the parties had reached a non-binding agreement in principle with respect to certain terms for the potential contribution of substantially all of Colony Capital’s real estate and investment management businesses and operations to the Company (the “Proposed Transaction”). The Proposed Transaction would encompass Colony Capital’s funds management business and related assets, liabilities and personnel, representing approximately $19 billion of assets under management and over $13 billion of equity under management as of November 4, 2014. The Proposed Transaction would include aggregated consideration of up to approximately $657.5 million, of which $547.5 million would be paid upfront and up to $110 million contingent upon certain performance and fundraising targets, to be paid in the form of the Company’s common stock and/or operating partnership units, which are convertible into shares of the Company’s common stock.

A copy of the press release, dated November 4, 2014, announcing the non-binding agreement relating to the Proposed Transaction is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release, dated November 4, 2014, announcing the non-binding agreement relating to a potential combination.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 6, 2014	COLONY FINANCIAL, INC.

	By:	/s/ Darren J. Tangen
Darren J. Tangen
Chief Operating Officer, Chief Financial Officer and Treasurer